Exhibit 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES APRIL CASH DISTRIBUTION

Dallas, Texas, April 20, 2015 – Southwest Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE – CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.156955 per unit, payable on May 14, 2015, to unitholders of record on April 30, 2015. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)

Current Month	23,000	140,000	$54.48	$4.48

Prior Month	20,000	122,000	$53.04	$5.22

Excess Costs

XTO Energy has advised the trustee that lower oil prices caused costs to exceed revenues on properties underlying the Oklahoma Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances.

XTO Energy has advised the trustee that lower oil prices caused costs to exceed revenues on properties underlying the Texas Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances.

Reserves

Due to the requirements of some of the vendors of the trust, the prior month distribution included a deduction for a reserve in the amount of $100,000 for unforeseen administrative expenses that need to be paid in a short time frame. This reserve will be periodically reviewed by the trustee and maintained at the current level until it is needed to be revised.

For more information on the Trust, please visit our web site at www.crt-crosstimbers.com.

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Contact:	Nancy G. Willis Vice President Southwest Bank, Trustee Toll Free – 855-588-7839